EXHIBIT 99(B)

COUNCIL OF EUROPE

DEVELOPMENT BANK

THIRD PROTOCOL

to the General Agreement on Privileges and

Immunities of the Council of Europe

Edition updated in May 2008

Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe

The governments signatory hereto, being members of the Council of Europe, signatories of the General Agreement on Privileges and Immunities of the Council of Europe or Parties to the said Agreement and, at the same time, members of the Council of Europe Resettlement Fund1 for National Refugees and Over-Population;

Having regard to the provisions of Articles I and IX (g) of the Articles of Agreement of the aforesaid Fund;

Having regard to Article 40 of the Statute of the Council of Europe;

Desirous of defining the legal regime of the property, assets and operations of the Resettlement Fund, and the legal status of its organs and officials;

Considering that it is necessary to facilitate the realisation of the statutory purposes of the Fund by the most generous possible reduction in direct or indirect taxation affecting the operations of the Fund and borne ultimately by the beneficiaries of loans granted by the Fund;

Desirous of supplementing, in respect of the Resettlement Fund, the provisions of the General Agreement on Privileges and Immunities of the Council of Europe,

Have agreed as follows:

PART I

ARTICLES OF AGREEMENT, PERSONALITY, CAPACITY

Article 1

The Articles of Agreement of the Council of Europe Resettlement Fund, as approved by the Committee of Ministers in Resolution (56) 9, or as amended by the aforesaid Committee, or by the Governing Body acting within the limits laid down in Article IX (h) of the said Articles of Agreement, shall be an integral part of the present Protocol.

The Council of Europe Resettlement Fund shall possess juridical personality and, in particular, the capacity:

i.	to contract;
ii.	to acquire and dispose of immovable and movable property;
iii.	to institute legal proceedings;
iv.	to carry out any transaction related to its statutory purposes.

The operations, acts and contracts of the Resettlement Fund shall be governed by this Protocol, by the Articles of Agreement of the Fund and by regulations issued in pursuance of the said Articles of Agreement. In addition, a national law may be applied in a particular case, provided that the Fund expressly agrees thereto and that such law does not derogate from this Protocol nor from the said Articles of Agreement.

N.B.

Since the entry into force on 1 November 1999 of the decision of the Governing Board of 28 June 1999 on the change of the name of the Institution, the reference to the “Council of Europe Resettlement Fund” should be read as a reference to the “Council of Europe Development Bank”.

N.B.	Since the entry into force of the Articles of Agreement approved in 1993, all references to the “Governing Body” should be read as references to the “Governing Board”.

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Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe

PART II

COURTS, PROPERTY, ASSETS, OPERATIONS

Article 2

Any competent court of a Member of the Fund or of a State in whose territory the Fund has contracted or guaranteed a loan may hear suits in which the Fund is a defendant.

Nevertheless:

i.	No action shall be brought in such courts, either against the Fund by a Member or persons acting for or deriving claims from a Member, or by the Fund against a Member or the persons aforesaid;

ii.

Differences arising out of any loan or guarantee contract concluded by the Fund with a Member or with any other borrower approved by that Member shall be settled by arbitration in accordance with procedure laid down in the said contract. Differences arising out of any loan or guarantee contract signed by the Fund shall be settled by arbitration procedure under arrangements specified in the Loan Regulations drawn up in pursuance of Article X, Section I (d), of the Articles of Agreement of the Fund.

Article 3

The property and assets of the Fund, wheresoever located and by whomsoever held, shall be immune from all forms of seizure, attachment or execution before the delivery against the Fund of an enforceable judgement which can not longer be disputed by common remedies at law.

Enforcement of awards by execution, where such awards result from arbitration in accordance with the third paragraph of Article 2 shall, in the territory of Members of the Fund, take place through the legal channels prescribed in each such Member State and after endorsement with the executory formula customary in the State in whose territory the award is to be executed; for the purpose of such endorsement, no check shall be required other than verification that the award is authentic, that it conforms to the rules concerning competence and procedure set forth in the Loan Regulations of the Fund and that it does not conflict with a final judgement passed in the country concerned. Each signatory shall, on deposit of its instrument of ratification, notify the other signatories through the Secretary General of the Council of Europe what authority is competent under its laws to discharge this formality.

Article 4

The property and assets of the Fund, wheresoever located and by whomsoever held, shall be immune from search, requisition, confiscation, expropriation or any other form of distraint by executive or legislative action.

The buildings and premises used for the operations of the Fund, and also its archives, shall be inviolable.

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Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe

Article 5

To the extent necessary to the achievement of its statutory purposes the Fund may:

a. hold currency of any kind and operate accounts in any currency;

b. freely transfer its funds through banking channels from one country to another or within any country and convert any currency held by it into any other currency.

In exercising its rights under this Article, the Fund shall pay due regard to any representations made to it by the Government of any Member.

Article 6

The property and assets of the Fund shall be free from restrictions, regulations, controls and moratoria of any nature.

Article 7

The Resettlement Fund and its assets, income and other property shall be exempt from all direct taxes.

The Resettlement Fund shall be exempt from all taxes in the territory of Members of the Fund in respect of transactions and operations relating to loans contracted by the Fund with a view to applying their proceeds, in accordance with its purpose, to the needs of refugees and surplus population or relating to loans granted or guaranteed by the Fund in accordance with its statutory provisions.

The Fund shall not be granted exemption from any rates, taxes or dues which are merely charges for public utility services.

Member Governments shall, whenever possible, make appropriate arrangements for:

a.        exemption from taxes on income derived from interest on bonds issued or loans contracted by the Fund;

b.        the remission or return of excise duties and taxes which form part of the price to be paid for movable or immovable property or of the payment for services rendered, when the Fund, for official purposes, is making substantial purchases or procuring services the total cost of which includes such excise duties and taxes.

No tax of any kind shall be levied on any security or bond issued or guaranteed by the Fund (or any dividend or interest thereon) by whomsoever held:

a.        which discriminates against such security or bond solely because it is issued or guaranteed by the Fund; or

b.        if the sole legal basis for such tax is the place or currency in which the security or bond is issued, guaranteed, made payable or paid, or the location of the headquarters or of any office or place of business maintained by the Fund.

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Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe

Article 8

The Fund shall be exempt from all customs duties, prohibitions and restrictions on imports and exports in respect of articles required for its official use, unless such prohibition or restrictions have been imposed for reasons of ordre public, safety or health. Articles imported under exemption will not be disposed of in any way in the country into which they are imported, except under conditions approved by the Government of that country.

PART III

ORGANS

Article 9

The organs referred to in Article VIII of the Articles of Agreement of the Fund shall enjoy in the territory of each Member State, for their official communications, treatment at least as favourable as that accorded by that Member to diplomatic missions of any other Government. No censorship shall be applied to the official correspondence and other official communications of the organs of the Fund.

Article 10

Members of the Governing Body, the Administrative Council and the Auditing Board shall be immune from legal process in respect of words spoken or written and all acts performed by them in their official capacity and within the limit of their authority. They shall continue to enjoy such immunity after their terms of office have expired. In addition, they shall be accorded the same immunities from immigration restrictions and alien registration requirements and the same exchange and travel facilities as are accorded by members to representatives of other Governments of the Fund having comparable rank. Sums paid to them in respect of expenses necessarily incurred in the discharge of their duties shall be exempt from taxation.

Article 11

The privileges and immunities are accorded to the individuals mentioned in Article 10 not for their own personal benefit, but in order to safeguard the independent exercise of their functions. Consequently, a member not only has the right, but is in duty bound, to waive the immunity of its representatives in any case where, in the opinion of the member, immunity would impede the course of justice, and where it can be waived without prejudice to the purpose for which it is accorded.

Article 12

a.        The provisions of Articles 10 and 11 may not be invoked by a representative against the authorities of the state of which he is or has been the representative;

b.        Articles 10, 11 and 12(a) shall apply equally to deputy representatives, advisers, technical experts and secretaries of delegations.

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Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe

PART IV

OFFICIALS

Article 13

The Governor and officials of the Fund shall be accorded the privileges and immunities specified in Article 18 of the General Agreement on Privileges and Immunities of the Council of Europe.

The Governor will specify the categories of officials to which the provisions of the aforesaid Article shall apply.

The communications specified in Article 17 of the General Agreement on Privileges and Immunities of the Council of Europe shall be made by the Secretary General of the Council in respect of the Governor and also of the officials referred to in the preceding paragraph.

The Secretary General, after consulting the Governor, shall have the right and the duty to waive the immunity of any official in any case where he considers that immunity would impede the course of justice and can be waived without prejudice to the satisfactory operation of the Fund. In the case of the Governor, the Governing Body of the Fund shall have the right to waive immunity.

PART V

APPLICATION OF THE AGREEMENT

Article 14

The Governments of Member States of the Fund undertake to seek such constitutional authority as may be necessary to fulfil the statutory obligations assumed by those States vis-à-vis the Resettlement Fund. They undertake likewise to seek such authority in good time in order to be able to fulfil any undertakings into which they may have entered as borrower or guarantor, in accordance with Article VI, Section 3, of the Articles of Agreement of the Resettlement Fund.

Article 15

The Fund may conclude with any Member State special agreements on the detailed application of the provisions of the present Protocol, supplementing the said provisions or derogating from those of Article 13 above. It may likewise conclude agreements with any State which is not a member of the Fund, modifying the application of the provisions of the present Protocol so far as that State is concerned.

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Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe

PART VI

FINAL CLAUSES

Article 16

The present Protocol shall be ratified and the instruments of ratification deposited with the Secretary General of the Council of Europe. It shall enter into force as soon as three signatories representing at least one-third of the Fund’s holdings have deposited their instruments of ratification. For the other Members of the Fund it shall enter into force on the date when their respective instruments of ratification are deposited.

Nevertheless, pending the entry into force of this Protocol in accordance with the foregoing paragraph, the signatories agree, in order not to delay the satisfactory operation of the Fund, to apply the Protocol provisionally from 1st September 1958, or, at latest, from the date of signature, to the extent compatible with their constitutional rules.

Article 17

Any Government which becomes a Member of the Resettlement Fund after the signature of the present Protocol may accede thereto by depositing an instrument of accession with the Secretary General of the Council of Europe. Such accession shall become effective on the date of deposit if this takes place after the Protocol has entered into force, and upon the date of such entry into force if the accession takes place prior to that date.

Any Government which has deposited an instrument of accession before the entry into force of the Protocol shall immediately apply the latter provisionally, to the extent compatible with its constitutional rules.

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Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe

Ratifications in accordance with Article 17

Luxembourg	13.IX.1960	Luxembourg
Greece	29.V.1961	Grèce
Belgium	26.X.1962	Belgique
Italy	15.III.1963	Italie
Germany	8.VIII.1963	Allemagne
Cyprus	30.XI.1967	Chypre
Iceland	16.II.1971	Islande
Switzerland	13.XII.1973	Suisse
Turkey	16.I.1975	Turquie
Malta	7.VI.1977	Malte
France	10.III.1978	France
Netherlands	8.VIII.1978	Pays-Bas
Liechtenstein	11.XII.1979	Liechtenstein
Denmark	5.X.1989	Danemark
Sweden	18.IX.1992	Suède
Spain	16.XII.1996	Espagne
Slovenia	18.III.1997	Slovénie
Croatia	11.X.1997	Croatie
Estonia	17.XII.1998	Estonie
Lithuania	19.X.2000	Lituanie
Latvia	14.XII.2000	Lettonie
Czech Republic	9.II.2001	République tchèque
Hungary	2.IX.2004	Hongrie
Bosnia-Herzegovina	17.XI.2005	Bosnie-Herzégovine

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